Exhibit 99.A

MEMORANDUM
___________________________________________________________________________________________________

To:	All Members of the Board of Directors and Executive Officers of El Paso Corporation
From:	David L. Siddall
Subject:	Important Notice Regarding Retirement Savings Plan Blackout Period and Restrictions on Ability to Trade in Company Securities
Date:	July 27, 2005

Participants in the El Paso Corporation Retirement Savings Plan (the “RSP”) have been notified that there will be a temporary “blackout period” that will apply to the RSP due to the conversion to a new record keeper. The blackout period is necessary to allow sufficient time for the conversion to the new record keeper to be completed. This notice is to inform you of special trading restrictions on your ability to trade in El Paso Corporation (the “Company”) stock during the upcoming blackout period. The blackout period will be in effect beginning on August 25, 2005, and ending during the week of September 5, 2005. Even if you are not a participant in the RSP, this restriction does affect you—please read this entire memorandum.

Beginning on August 25, 2005 and through the end of the blackout period, participants will not be able to pay off an existing loan. Beginning after 3 p.m. central time on August 30, 2005 and through the end of the blackout period, participants will be suspended from all other transactions under the RSP such as enrolling, making contribution rate or investment changes, requesting a loan, and making withdrawals or distributions. The Company will notify you and all participants when the blackout period has ended.

During the blackout period and in accordance with Section 306(a) of the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission’s (“SEC”) rules promulgated thereunder, you are prohibited from purchasing, selling, or otherwise acquiring or transferring, directly or indirectly, any shares of the Company’s common stock acquired in connection with your service as a director or executive officer of the Company. This rule applies to directors and executive officers of public companies and is designed to eliminate the inequities that may result when participants in such companies’ pension plans are temporarily prevented from engaging in equity security transactions through their plan accounts.

Although this trading restriction is subject to certain exceptions, given the complexity of the rule and the short duration of the blackout period, you should avoid any change in your beneficial ownership of the Company’s stock during the blackout period (including any purchases or dispositions of Company stock held outside of the RSP). This restriction includes selling any Company stock you originally received as a restricted stock grant and exercising any of your stock options.

This blackout restriction applies in addition to the trading restrictions under the Company’s insider trading policy. If you engage in a transaction that violates this rule, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties. Because of the complexity of the rule and the severity of the penalties, please contact me before engaging in any transaction involving the Company’s stock. If you have any other questions concerning this notice or the blackout period, please feel free to contact me at (713) 420-6195.